Exhibit 24.1
POWER OF ATTORNEY
     Each person whose name is signed below has made, constituted and appointed, and does hereby make, constitute and appoint, JAMES L. HAMBRICK, CHARLES P. COOLEY and W. SCOTT EMERICK as his or her true and lawful attorney, for him or her and in his or her name, place and stead to affix, as attorney-in-fact, his or her signature as a director or officer or both, as the case may be, of The Lubrizol Corporation (“Lubrizol”) to this Annual Report on Form 10-K/A, including any and all amendments or modifications to such Form 10-K/A, and to file the same, with exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, giving and granting unto such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in connection with any such filing, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.
In witness whereof, this Power of Attorney, which may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall together constitute but one and the same instrument, has been signed as of November 8, 2007.

/s/ James L. Hambrick James L. Hambrick	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Charles P. Cooley Charles P. Cooley	Sr. Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ W. Scott Emerick W. Scott Emerick	Corporate Controller (Chief Accounting Officer)

/s/ Forest J. Farmer, Sr.	Director
Forest J. Farmer, Sr.

/s/ Gordon D. Harnett	Director
Gordon D. Harnett

/s/ William P. Madar	Director
William P. Madar

/s/ Dominic J. Pileggi	Director
Dominic J. Pileggi

/s/ James E. Sweetnam	Director
James E. Sweetnam

/s/ Harriett Tee Taggart	Director
Harriett Tee Taggart